Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Karen Marryat
SVP/ Chief Marketing Officer
Telephone:	(781) 474-5460

NB Bancorp, Inc. Announces Expected Conversion Closing Date

and Stock Offering Results

Needham, Massachusetts, December 21, 2023. NB Bancorp, Inc. (the “Company”), the proposed holding company for Needham Bank (the “Bank”), announced today that it has received all required regulatory approvals for the mutual to stock conversion (the “Conversion”) of NB Financial, MHC (the “MHC”) from the mutual holding company to the stock holding company form of organization and the related stock offering by the Company. The depositors of the Bank approved the Conversion and the related establishment and funding of Needham Bank Charitable Foundation, Inc. (the “Foundation”) at a Special Meeting of Depositors held on July 26, 2023.

The closing of the Conversion and the Company’s related stock offering are expected to occur on December 27, 2023, subject to customary closing conditions, at which time the Company will become the holding company of the Bank. The shares of the Company’s common stock sold in the offering are expected to begin trading on the Nasdaq Capital Market on December 28, 2023 under the symbol “NBBK.”

In addition, the Company announced that in the subscription offering that ended on November 14, 2023, the Company received orders in excess of the adjusted maximum of the offering range. Accordingly, 40,997,500 shares of the Company’s common stock are expected to be sold in the offering at a price of $10.00 per share. The Company will also contribute 1,708,229 shares of common stock and $2.0 million in cash to the Foundation. Additionally, Needham Bank’s employee stock ownership plan intends to purchase up to 8.0% of the Company’s outstanding shares of common stock. Accordingly, the employee stock ownership plan intends to purchase up to 3,416,458 shares of Company common stock in the open market.

The offering was oversubscribed by eligible account holders of the Bank who had a first tier priority (those depositors having a qualifying deposit as of March 31, 2022) in the subscription offering. Accordingly, shares will be allocated to valid orders received from those subscribers in accordance with the Plan of Conversion, as described in the Prospectus. Any other orders received in the subscription offering will not be filled. Persons wishing to confirm their stock allocations may contact the Stock Information Center at (844) 305-2265, which will be open from 10:00 a.m. to 4:00 p.m., Eastern Time, beginning on December 22, 2023.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, expects to mail Direct Registration Statements reflecting the shares purchased in the stock offering, a check for any interest due on funds submitted and, if any subscription was not filled in full, any refund due on or about December 27, 2023.

Luse Gorman, PC is acting as legal counsel to the Company and the Bank. Piper Sandler & Co. has acted as marketing agent for the Company in connection with the offering, and Goodwin Procter LLP has acted as legal counsel to Piper Sandler & Co. in the offering.

1063 Great Plain Avenue | Needham, MA 02492

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Disclosures Concerning Forward-Looking Statements

This press release contains certain forward-looking statements about the Conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in closing the Conversion and offering; possible unforeseen delays in delivering Direct Registration Statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.

1063 Great Plain Avenue | Needham, MA 02492